Exhibit 99.1

Contact Information:

Alan I. Rothenberg Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1st CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2014

Los Angeles, CA (November 6, 2014) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company for 1st Century Bank, N.A. (the “Bank”), today reported net income for the three and nine months ended September 30, 2014 of $626,000 and $1.8 million, respectively, compared to $803,000 and $6.6 million for the same periods last year. The net income variance during the nine months ended September 30, 2014, compared to the same period last year, was primarily attributable to a $4.5 million increase in income tax provisions. This increase was related to an income tax benefit of approximately $3.2 million recognized during the nine months ended September 30, 2013 in connection with the reversal of our deferred tax valuation allowance, as compared to $1.3 million of income tax provisions recognized during the nine months ended September 30, 2014. Pre-tax, pre-provision earnings for the three and nine months ended September 30, 2014 was $1.1 million and $3.2 million, respectively, compared to $1.0 million and $3.2 million for the same periods last year. Included in net income for the three and nine months ended September 30, 2014 are gains in connection with the sale of securities of $196,000 and $982,000, respectively, compared to $170,000 and $705,000 for the same periods last year.

Pre-tax, pre-provision earnings, a non-GAAP financial measure, is presented because management believes adjusting the Company’s results to exclude taxes and loan loss provisions provides stockholders with a useful metric for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings is provided in the table below.

Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company, stated, “I’m pleased to announce our third quarter results. Our core earnings continue to improve and, during the current quarter, we experienced our strongest deposit growth of this year. Deposits have grown by approximately $44 million since the beginning of the year, while our cost of deposits has declined to 9 basis points. In addition, our asset quality remains strong with total non-performing assets to total assets at 11 basis points at the end of the quarter. We also sold $11.5 million of investment securities during the quarter, recognizing a gain of $196,000. In addition to being a source of interest income for the Company, our investment portfolio has recently generated realized gains as a result of favorable changes in market conditions.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company, added, “The business community on the Westside of Los Angeles appears to be gaining momentum, and I believe this will provide growth opportunities for our Bank. We’re also excited to be opening our Beverly Hills office in the fourth quarter. This office will be opening its doors in November and is an integral part of our 2015 organic growth initiative.”

2014 3rd Quarter Highlights

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The Bank’s total risk-based capital ratio was 13.25% at September 30, 2014, compared to the requirement of 10.00% to generally be considered a “well capitalized” financial institution for regulatory purposes. The Bank’s equity is comprised solely of common stock and does not include any capital received in connection with TARP, or other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

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For the three and nine months ended September 30, 2014, the Company recorded net income of $626,000, or $0.06 per diluted share, and $1.8 million, or $0.19 per diluted share, respectively. During the same periods last year, the Company reported net income of $803,000, or $0.09 per diluted share, and $6.6 million, or $0.74 per diluted share, respectively. The decline in net income during the three months ended September 30, 2014 as compared to the same period last year was primarily due to a $453,000 increase in income tax provisions and a $447,000 increase in non-interest expenses. These items were partially offset by a $640,000 increase in net interest income and a $200,000 decline in provision for loan losses during the current quarter as compared to the same period last year. The decline in net income during the nine months ended September 30, 2014 as compared to the same period last year was primarily due to a $4.5 million increase in income tax provision, a $1.5 million increase in non-interest expenses and a $400,000 increase in provision for loan losses. The increase in income tax provision was primarily attributable to the $3.2 million income tax benefit recorded in connection with the reversal of our deferred tax valuation allowance during the nine months ended September 30, 2013. These items were partially offset by a $1.7 million increase in net interest income during the nine months ended September 30, 2014 as compared to the same period last year.

•	At September 30, 2014 and 2013, the Company’s book value per share was $5.89 and $5.87, respectively.

•

Net interest margin was 3.26% and 3.28% for the three and nine months ended September 30, 2014, respectively, compared to 3.08% and 3.17% for the same periods last year. The improvement in our net interest margin was primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same periods last year. During the three and nine months ended September 30, 2014 the average balance of loans relative to total earning assets was 73.7% and 71.8%, respectively, compared to 64.1% and 61.4% for the same periods last year.

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Loans increased to $418.7 million at September 30, 2014, compared to $383.5 million at December 31, 2013 and $412.7 million at June 30, 2014. Loan originations were $68.4 million and $170.8 million during the three and nine months ended September 30, 2014, compared to $74.8 million and $182.2 million during the same periods last year.

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Non-performing loans were $655,000, or 0.16% of total loans, at September 30, 2014, compared to $735,000, or 0.19% of total loans, at December 31, 2013, and $731,000, or 0.18% of total loans, at June 30, 2014.

•	Non-performing assets as a percentage of total assets were 0.11%, 0.15% and 0.13% at September 30, 2014, December 31, 2013 and June 30, 2014, respectively.

•	Net loan recoveries were $210,000 and $241,000 during the three and nine months ended September 30, 2014, respectively, compared to $16,000 and $1.1 million during the same periods last year.

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As of September 30, 2014, the allowance for loan losses (“ALL”) was $7.6 million, or 1.81% of total loans, compared to $7.2 million, or 1.89% of total loans, at December 31, 2013, and $7.4 million, or 1.79% of total loans, at June 30, 2014. The ALL to non-performing loans was 1,156.52% and 984.26% at September 30, 2014 and December 31, 2013, respectively.

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Investment securities declined to $71.4 million at September 30, 2014, representing 12.2% of our total assets, compared to $106.3 million, or 19.7% of our total assets, at December 31, 2013, and $78.1 million, or 14.1% of total assets, at June 30, 2014. During the quarter and nine months ended September 30, 2014, the Company sold investment securities with an amortized cost of $11.5 million and $54.9 million, respectively, recognizing gains of $196,000 and $982,000, respectively. During the quarter and nine months ended September 30, 2013, the Company sold $8.6 million and $19.4 million, respectively, of investment securities, recognizing gains of $170,000 and $705,000, respectively.

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Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, and money market deposits and savings, were $454.1 million, $409.8 million and $426.4 million at September 30, 2014, December 31, 2013 and June 30, 2014, respectively. Non-interest bearing deposits represent 55.8% of total deposits at September 30, 2014, compared to 52.3% at December 31, 2013, and 56.0% at June 30, 2014.

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Cost of funds declined to 14 basis points and 15 basis points for the three and nine months ended September 30, 2014, respectively, compared to 17 basis points and 18 basis points for the same periods last year.

Capital Adequacy

At September 30, 2014, the Company’s stockholders’ equity totaled $59.8 million compared to $55.4 million at December 31, 2013. At September 30, 2014, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 13.25%, 11.99%, and 9.60%, respectively, compared to the requirements of 10.00%, 6.00%, and 5.00%, respectively, to generally be considered a “well capitalized” financial institution for regulatory purposes.

Balance Sheet

Total assets at September 30, 2014 were $584.0 million, representing an increase of $45.9 million, or 8.5%, from $538.1 million at December 31, 2013. Cash and cash equivalents at September 30, 2014 were $90.3 million, representing an increase of $45.7 million, or 102.2%, from $44.7 million at December 31, 2013. The increase in cash and cash equivalents is primarily due to a $43.6 million increase in deposits during the nine months ended September 30, 2014. Loans increased by $35.2 million, from $383.5 million at December 31, 2013 to $418.7 million at September 30, 2014. Loan originations were $68.4 million and $170.8 million during the three and nine months ended September 30, 2014, respectively, compared to $74.8 million and $182.2 million during the same periods last year. Prepayment speeds for the three and nine months ended September 30, 2014 were 26.0% and 17.5%, compared to 5.6% and 13.0% for the same periods last year. Investment securities were $71.4 million at September 30, 2014, compared to $106.3 million at December 31, 2013, representing a decline of $34.9 million, or 32.8%. During the quarter and nine months ended September 30, 2014, the Company sold investment securities with an amortized cost of $11.5 million and $54.9 million, respectively, recognizing gains of $196,000 and $982,000, respectively. During the quarter and nine months ended September 30, 2013, the Company sold $8.6 million and $19.4 million, respectively, of investment securities, recognizing gains of $170,000 and $705,000, respectively. In addition, the unrealized gain on investment securities decreased to $14,000 at September 30, 2014, compared to $89,000 at December 31, 2013. The weighted average life of our investment securities was 3.85 years and 3.78 years at September 30, 2014 and December 31, 2013, respectively.

Total liabilities at September 30, 2014 increased by $41.4 million, or 8.6%, to $524.2 million compared to $482.8 million at December 31, 2013. This increase is primarily due to a $43.6 million increase in deposits. Total core deposits, which includes non-interest bearing demand deposits, interest bearing demand deposits and money market deposits and savings, were $454.1 million and $409.8 million at September 30, 2014 and December 31, 2013, respectively, representing an increase of $44.3 million, or 10.8%.

Credit Quality

Allowance and Provision for Loan Losses

The ALL was $7.6 million, or 1.81% of our total loan portfolio, at September 30, 2014, compared to $7.2 million, or 1.89% of our total loan portfolio, at December 31, 2013. At September 30, 2014 and December 31, 2013, our non-performing loans were $655,000 and $735,000, respectively. The ratio of our ALL to non-performing loans was 1,156.52% and 984.26% at September 30, 2014 and December 31, 2013, respectively. In addition, our ratio of non-performing loans to total loans was 0.16% and 0.19% at September 30, 2014 and December 31, 2013, respectively.

The ALL is impacted by inherent risk in the loan portfolio, including the level of our non-performing loans, as well as specific reserves and charge-off activities. During the three and nine months ended September 30, 2014, we recorded a provision for loan losses of none and $100,000, respectively. During the same periods last year, we recorded/(reversed) provision for loan losses of $200,000 and ($300,000), respectively. The reversal in provision for loan losses during the nine months ended September 30, 2013 was primarily due to $1.1 million of net loan recoveries during that period, as well as the continued improvement in the level of our criticized and classified loans. These declines were partially offset by additional provisions required for the $90.0 million increase in our loan portfolio during that same period. Criticized and classified loans generally consist of special mention, substandard and doubtful loans. Special mention, substandard and doubtful loans were $155,000, $1.9 million and none, respectively, at September 30, 2014, compared to $3.1 million, $2.0 million and none, respectively, at September 30, 2013. We had net recoveries of $210,000 and $241,000 during the three and nine months ended September 30, 2014, respectively, compared to $16,000 and $1.1 million for the same periods last year. At September 30, 2014, the ALL to total loans was 1.81% compared to 1.89% at December 31, 2013. The risks associated with the adequacy of our ALL and the decline in this ratio may have increased as a result of our loan growth. Management will continue to closely monitor the adequacy of the ALL and will make adjustments as warranted. Management believes that the ALL as of September 30, 2014 and December 31, 2013 was adequate to absorb probable and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $655,000 and $825,000 at September 30, 2014 and December 31, 2013. Non-accrual loans totaled $655,000 and $735,000 at September 30, 2014 and December 31, 2013, respectively. During the nine months ended September 30, 2014, the Bank disposed of its other real estate owned (“OREO”) for approximately $137,000, recognizing a gain of $47,000 in connection with this disposition. At December 31, 2013, OREO consisted of one undeveloped land property totaling $90,000. As a percentage of total assets, the amount of non-performing assets was 0.11% and 0.15% at September 30, 2014 and December 31, 2013, respectively.

Net Interest Income and Margin

During the three and nine months ended September 30, 2014, net interest income was $4.6 million and $13.5 million, respectively, compared to $4.0 million and $11.8 million for the same periods last year. The improvement in net interest income was primarily attributable to increases in the average balances of our loan portfolio during the three and nine months ended September 30, 2014 as compared to the same periods last year. The average balances of our loan portfolio were $416.3 million and $395.1 million during the three and nine months ended September 30, 2014, respectively, compared to $330.5 million and $304.2 million for the same periods last year.

The Company’s net interest margin (net interest income divided by average interest earning assets) was 3.26% for the three months ended September 30, 2014, compared to 3.08% for the same period last year. The 18 basis point increase in net interest margin is primarily due to an increase in the average balance of loans relative to total average earning assets as compared to the same period last year, and, to a lesser extent, a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 73.7% during the quarter ended September 30, 2014, compared to 64.1% during the same period last year. The average cost of interest bearing deposits and borrowings was 0.30% during the quarter ended September 30, 2014 compared to 0.31% for the same period last year. These factors were partially offset by a general decline in the loan yields. The decline in loan yield was primarily caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which continue to compress loan yields.

The Company’s net interest margin was 3.28% for the nine months ended September 30, 2014, compared to 3.17% for the same period last year. As discussed above, the improvement in our net interest margin is primarily due to an increase in the average balance of loans relative to total earning assets as compared to the same period last year, and, to a lesser extent, a decline in the cost of our interest bearing liabilities. The percentage of average loans to total average earning assets increased to 71.8% during the nine months ended September 30, 2014, compared to 61.4% during the same period last year. The decline in the cost of interest bearing deposits and borrowings is primarily attributable to a decrease in interest rates paid on these accounts. The average cost of interest bearing deposits and borrowings was 0.31% during the nine months ended September 30, 2014 compared to 0.32% during the same period last year. These factors were partially offset by a general decline in the loan yields and a recovery of $294,000 in deferred interest income from the repayment of non-accrual and previously charged off loan balances during the nine months ended September 30, 2013. The decline in loan yield was caused by a general downward trend in interest rates, as well as competitive loan pricing conditions in our market, which continue to compress loan yields.

Non-Interest Income

Non-interest income was $288,000 and $1.4 million for the three and nine months ended September 30, 2014, compared to $405,000 and $1.6 million for the same periods last year. During the three and nine months ended September 30, 2014, the Company sold investment securities with an amortized cost of $11.5 million and $54.9 million, respectively, recognizing gains of $196,000 and $982,000, respectively. In addition, the Company recognized a gain of $47,000 in connection with the disposition of its OREO during the nine months ended September 30, 2014. With the exception of these gains, non-interest income during the three and nine months ended September 30, 2014 primarily consists of customer related fee income. During the three and nine months ended September 30, 2013, the Company sold $8.6 million and $19.4 million, respectively, of investment securities, recognizing gains of $170,000 and $705,000, respectively. With the exception of such gains, non-interest income for the three and nine months ended September 30, 2013, primarily consists of loan arrangement fees earned in connection with our college loan funding program. During 2013, the Company terminated this program and did not report any material loan arrangement fee earnings subsequent to the second quarter of 2013.

Non-Interest Expense

Non-interest expense was $3.9 million and $11.6 million for the three and nine months ended September 30, 2014, compared to $3.4 million and $10.2 million for the same periods last year. The increases in non-interest expense during the three and nine months ended September 30, 2014 as compared to the same periods last year is primarily due to the costs incurred to expand the Bank’s business development and related operational support teams, the additional costs incurred to address regulatory compliance matters, as well as the supplemental costs associated with the Bank’s Beverly Hills expansion.

Income Tax Provision

During the three and nine months ended September 30, 2014, we recorded a tax provision of $453,000 and $1.3 million, respectively, compared to no tax provision during the three months ended September 30, 2013, and a tax benefit of $3.2 million during the nine months ended September 30, 2013. The tax benefit recognized during the nine months ended September 30, 2013 was related to the full reversal of the Company’s deferred tax valuation allowance that had been previously established during the year ended December 31, 2009. In making this determination, management analyzed, among other things, our recent history of earnings and cash flows, forecasts of future earnings, improvements in the credit quality of the Company’s loan portfolio, the nature and timing of future deductions and benefits represented by the deferred tax assets and our cumulative earnings for the 12 quarters preceding the reversal of this valuation allowance. At September 30, 2013, no further deferred tax valuation allowance remained. Beginning in January 2014, the Company began recording tax provisions at an estimated effective tax rate of approximately 42%.

Net Income

For the three and nine months ended September 30, 2014, the Company recorded net income of $626,000, or $0.06 per diluted share, and $1.8 million, or $0.19 per diluted share, compared to $803,000, or $0.09 per diluted share, and $6.6 million, or $0.74 per diluted share, for the same periods last year. Included in net income for the three and nine months ended September 30, 2014 are gains in connection with the sale of securities of $196,000 and $982,000, respectively, compared to $170,000 and $705,000 for the same periods last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the NASDAQ Capital Market under the symbol “FCTY.” The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is headquartered in the Century City area of Los Angeles, with a full service business bank in Century City, CA, and a relationship office in Santa Monica, CA. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank. The Company maintains a website at www.1cbank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our management’s current expectations and speak only as of the date hereof. Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) political instability, (3) changes in the monetary policies of the U.S. Government, (4) a renewed decline in economic conditions, (5) renewed deterioration in the value of California real estate, both residential and commercial, (6) an increase in the level of non-performing assets and charge-offs, (7) further increased competition among financial institutions, (8) the Company’s ability to continue to attract interest bearing deposits and quality loan customers, (9) further government regulation and the implementation and costs associated with the same, (10) internal and external fraud and cyber-security threats including the loss of bank or customer funds, loss of system functionality or the theft or loss of data, (11) management’s ability to successfully manage the Company’s operations, (12) the possibility that we will be unable to comply with the requirements set forth in the OCC’s Consent Order, which could result in restrictions on our operations, and (13) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	September 30, 2014	December 31, 2013	September 30, 2013
	(unaudited)		(unaudited)
Balance Sheet Results:
Total Assets	$583,986	$538,145	$532.327
Total Loans	$418,727	$383,548	$356,706
Allowance for Loan Losses (“ALL”)	$7,577	$7,236	$6,835
Non-Performing Assets	$655	$825	$833
Investment Securities-AFS, at estimated fair value	$71,378	$106,272	$124,055
Deposits:
Non-Interest Bearing Demand Deposits	$277,148	$236,869	$225,001
Interest Bearing Demand Deposits	21,258	21,005	19,323
Money Market Deposits and Savings	155,678	151,879	161,007
Certificates of Deposit	42,258	43,013	42,922
Total Deposits	$496,342	$452,766	$448,253
Total Stockholder’s Equity	$59,804	$55,388	$54,435
Gross Loans to Deposits	84.37%	84.70%	79.58%
Ending Book Value per Share	$5.89	$5.84	$5.87

	Three Months Ended September 30,
Quarterly Operating Results (unaudited):	2014	2013
Net Interest Income	$4,649	$4,009
Provision for Loan Losses	$—	$200
Gain on Sale of AFS Securities	$196	$170
Non-Interest Income	$92	$235
Non-Interest Expense	$3,858	$3,411
Income Tax Provision	$453	$—
Net Income	$626	$803
Basic Earnings per Share	$0.07	$0.09
Diluted Earnings per Share	$0.06	$0.09
Quarterly Net Interest Margin*	3.26%	3.08%

Reconciliation of QTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$626	$803
Provision for Loan Losses	—	200
Income Tax Provision	453	—
Pre-Tax, Pre-Provision Earnings	$1,079	$1,003

	Nine Months Ended September 30,
YTD Operating Results (unaudited):	2014	2013
Net Interest Income	$13,504	$11,761
Provision for (Reduction of) Loan Losses	$100	$(300)
Gain on Sale of AFS Securities	$982	$705
Non-Interest Income	$394	$896
Non-Interest Expense	$11,645	$10,194
Income Tax Provision (Benefit)	$1,328	$(3,178)
Net Income	$1,807	$6,646
Basic Earnings per Share	$0.19	$0.77
Diluted Earnings per Share	$0.19	$0.74
YTD Net Interest Margin*	3.28%	3.17%

Reconciliation of YTD Net Income to Pre-Tax, Pre-Provision Earnings:
Net Income	$1,807	$6,646
Provision for (Reduction of) Loan Losses	100	(300)
Income Tax Provision (Benefit)	1,328	(3,178)
Pre-Tax, Pre-Provision Earnings	$3,235	$3,168

*Percentages are reported on an annualized basis